Exhibit 5.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

July 3, 2013

Credit Suisse AG
Paradeplatz 8
CH 8070 Zurich, Switzerland

Ladies and Gentlemen:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-180300-03) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Medium-Term Notes to be issued from time to time by the Company through its Nassau branch.  These securities include the notes identified in Exhibit A attached hereto (the “Notes”). These Notes are to be issued pursuant to the Senior Indenture dated as of March 29, 2007 (the “Indenture”) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as amended.

We, as your United States counsel, have examined such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that in our opinion, the Notes, when executed and authenticated in accordance with the terms of the Indenture, and delivered to the initial purchasers thereof against payment therefor, will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

Credit Suisse AG	2	July 3, 2013

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.  Insofar as the foregoing opinion involves matters governed by Swiss law, we have relied, without independent investigation, on the opinion of Homburger AG dated July 3, 2013, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

In rendering the opinion above, we have assumed that the Trustee is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance of the Indenture (1) are within the corporate powers of the Trustee, (2) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Trustee, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation, public policy or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or the Trustee; and that the Indenture has been duly authorized, executed and delivered by the Trustee and is a valid, binding and enforceable agreement of the Trustee.

We express no opinion as to (x) provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (y) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Notes or (z) the effectiveness of any service of process made other than in accordance with applicable law.  In addition, we note that the enforceability in the United States of Section 10.08(c) of the Indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and incorporated by reference into the Registration Statement.

In giving our consent above, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP

Credit Suisse AG	3	July 3, 2013

Exhibit A

Title of Securities	Date of Final Pricing Supplement	Pricing Supplement No.	Principal Amount	CUSIP
Buffered Lock-In Securities due June 28, 2018	June 25, 2013	K303	$2,406,000	22547Q3C8
Buffered Accelerated Return Equity Securities due June 28, 2016	June 26, 2013	K304	$1,532,000	22547Q3D6
High/Low Coupon Buffered Securities due June 28, 2018	June 26, 2013	K305	$547,000	22547Q3N4
Buffered Accelerated Return Equity Securities due June 28, 2016	June 21, 2013	K306	$797,000	22547Q3Q7
Buffered Accelerated Return Equity Securities due June 28, 2016	June 21, 2013	K307	$248,000	22547Q3S3
Buffered Accelerated Return Equity Securities due June 28, 2016	June 21, 2013	K308	$350,000	22547Q3T1
6.35% per annum 5.75 Year Callable Daily Range Accrual Securities due March 28, 2019	June 25, 2013	K309	$6,962,000	22547Q3V6
Buffered Accelerated Return Equity Securities due June 28, 2018	June 26, 2013	K310	$2,000,000	22547Q4D5
Digital-Plus Barrier Notes due June 28, 2017	June 25, 2013	T215	$927,000	22547Q3L8
Accelerated Barrier Notes due June 28, 2019	June 21, 2013	T220	$6,872,000	22547Q3R5

Credit Suisse AG	4	July 3, 2013

Accelerated Return Notes due March 30, 2017	June 25, 2013	T221	$2,643,000	22547Q3U8
Accelerated Return Notes due December 30, 2016	June 25, 2013	T223	$5,587,000	22547Q4T0
High/Low Coupon Callable Yield Notes due December 29, 2014	June 25, 2013	U852	$708,000	22547Q3J3
High/Low Coupon Callable Yield Notes due January 5, 2015 Linked to the Performance of the Russell 2000® Index, the United States Oil Fund, LP and the Market Vectors Gold Miners ETF	June 28, 2013	U853	$210,000	22547Q3K0
6.80% per annum Contingent Coupon Yield Notes due June 28, 2019	June 21, 2013	U854	$2,895,000	22547Q3P9
6.30% per annum Contingent Coupon Callable Yield Notes due July 2, 2018	June 26, 2013	U855	$942,000	22547Q3W4
10 Year Callable Daily Range Accrual Securities due June 28, 2023	June 25, 2013	U856	$6,923,000	22547Q3Z7
7.00% per annum 10 Year Callable Daily Range Accrual Securities due June 28, 2023	June 26, 2013	U860	$4,250,000	22547Q4E3
11.75% per annum Contingent Coupon Callable Yield Notes due July 3, 2015 Linked to the Performance of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index	June 26, 2013	U869	$3,000,000	22547Q5J1